Exhibit 99.2

Q4 and Fiscal Year 2017 Earning Conference Call Prepared Remarks

Operator

Good morning, ladies and gentlemen, and welcome to the SMTC Fourth Quarter and Fiscal Year 2017 Earnings Conference Call (Operator Instructions) As a reminder, this conference may be recorded.

I would now like to turn the conference over to our host of today's call, Mr. Blair McInnis, Vice President Finance. You may begin.

Blair McInnis - SMTC Corporation – VP Finance

Thank you, Latoya. Before we begin the call, I'd like to remind everybody that the presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report, on Form 10-K, on Form 10-Q and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call, and except as required by law, we do not intend to update this information.

This conference call will also be available for audio replay in the Investor Relations section of SMTC 's website at www.smtc.com.

I will now pass the call over to Eddie Smith, the company's President and Chief Executive Officer.

Edward J. Smith - SMTC Corporation - President, CEO & Director

Thank you, Blair. Welcome, and good morning, ladies and gentlemen. I am Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC's CFO; and Rich Fitzgerald, our COO.

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It’s hard to believe it’s been nearly 12 months since I was appointed as President and CEO of SMTC. Shortly after joining the company, we put in a place a series of initiatives to restructure and reposition the business to become a more successful end-to-end electronic manufacturing services, or EMS, provider to address our customer’s needs.

While we still have more to do, our team has accomplished much in a short period of time. Some of our accomplishments include:

•	We made significant progress to stabilize our operations with our Global Restructuring Plan that was designed to align our cost structure with our revenue levels;
•	We consolidated our Chinese operations to utilize our facilities more effectively;
•	We received our FDA registration and certification for our Chihuahua operations;
•	We expanded our sales channels, adding new customers and at the same time reduced the fixed costs associated with selling channels by adjusting the mix of fixed vs. variable expenses with an increased use of third parties;
•	We worked closely with our customers to regain their confidence and have stabilized our customer base and, more importantly, are beginning to expand that base and added new product lines that we support;
•	And, finally, we strengthened the organization with key hires including Rich Fitzgerald, our COO, Bob Miller as Vice President of Customer Acquisition and Steve Waszak Vice President of Mergers and Acquisitions.

In the fourth quarter we exceeded our plan and achieved sequential growth of 12.2% in our revenue and 11.3% in our Adjusted EBITDA over the third quarter of 2017. While I am pleased with our progress thus far, I'm even more excited and looking forward to SMTC’s next phase of operational improvements. We will turn our attention from cost reductions to growing the company’s top line -- both organically and through accretive acquisitions -- to increase our scale, improve our margins and adjusted EBITDA, and, ultimately, return to profitability. We believe crisp execution of our strategic plan will enable us to deliver enhanced shareholder value.

I'll now hand the call over to Roger to review the financial details and come back with some additional comments. Roger?

Roger Dunfield - SMTC Corporation – CFO

Thank you, Eddie, and good morning, everyone.

Revenue for the fourth quarter of fiscal 2017 was $38.6 million compared to $39.7 million in the same quarter in the prior year, an increase compared to $34.4 million in the third quarter of fiscal 2017. The increase from the prior quarter was primarily the result of revenue opportunities from both existing customers and new customers increasing production during the quarter.

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For the fiscal year 2017, revenue was $139.2 million, compared to $167.9 million in 2016.

Gross profit for the fourth quarter of 2017 was $2.9 million or 7.5% of revenue compared with $3.4 million or 8.6% of revenue for the same period in 2016 and $3.0 million or 8.5% in the third quarter of fiscal 2017. Adjusted gross profit, which excludes the impact of unrealized foreign exchange gains or losses on unsettled forward foreign exchange contracts, was $3.4 million or 8.9% as a percentage of revenue in the fourth quarter of 2017 compared to $3.6 million or 9.0% in the same period of the prior year. Gross profit in the third quarter of 2017 was $3.0 million or 8.6% and adjusted gross profit was $3.1 million or 9.0%.

Net loss was $0.9 million for the fourth quarter of 2017 compared to a net loss of $0.6 million in both the fourth quarters of 2016 and 2017. Adjusted EBITDA was $1.2 million in the fourth quarter of 2017 compared to $1.1 million for the both the fourth quarter of 2016 and the third quarter of 2017. The increase in the fourth quarter of 2017 compared to the prior quarter is due to the improvement in adjusted gross profit from higher revenue, partially offset by additional selling, general and administrative expenses to support the revenue increases.

While our net loss has fluctuated due to swings in unrealized foreign exchange gains and losses on unsettled forward foreign exchange contracts, we have stabilized our Adjusted EBITDA and improved over prior quarter.

Before I turn the call back to Eddie, let me also add that we remain focused on making additional working capital management improvements to accelerate efforts to strengthen our balance sheet and reduce our net debt. At the end of December 31, 2017, we had working capital challenges regarding collection of a small number of customers which held payments. The outstanding balances for these customers were substantially collected subsequent to year-end.

Now I'll hand the call back to Eddie to provide some additional remarks before opening the call for questions.

Edward J. Smith - SMTC Corporation - President, CEO & Director

Thanks, Roger.

I’m pleased that we continue to implement our strategic plan and have produced another period of quarter-over-quarter growth in revenue and adjusted EBITDA. Our accomplishments in 2017 and expansion of our sales funnel provides support that 2018 can position us to achieve double digit top line growth and adjusted EBITDA incremental growth during 2018.

With that, let’s take questions from those on today’s call.

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Question and Answers

Operator

And I am showing no further questions at this time. I would now like to turn the conference back to Eddie Smith for closing remarks.

Edward J. Smith - SMTC Corporation - President, CEO & Director

I'd like to once again thank our valuable customers, our supportive suppliers, dedicated employees and patient investors. We have exciting opportunities ahead as we move past our restructuring phase and into a growth phase during 2018 and beyond. While the first quarter of 2018 has seasonality, I look forward to updating you on our progress in 2018 on our next earnings call.

Operator

And ladies and gentlemen, this concludes today's conference. Thank you for your participation and have a wonderful day.

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